                                                                 Exhibit 10.37

July 17, 1997


Mr. Barton L. Bailey
373 Broadview Lane
Annapolis, MD 21401


Dear Bart,

CONSULTING RELATIONSHIP

Following your separation from the Company, AAF-McQuay Inc. may be able to utilize your services in the role of a specialized consultant.

On the basis that a minimum base requirement will be for 40 hours of service during the month of August 1997, payment for that period will be $4,000.
Any additional requirements during August 1997, above the 40 hours, will be compensated for at the rate of $100 per hour.

Requirements beyond the month of August 1997 will be identified, mutually agreed in writing and compensated for at a rate of $100 per hour.

We trust that you will find the above proposal satisfactory and look forward to a new relationship on the proposed terms.

Sincerely,




Joseph B. Hunter

                   SEPARATION OF EMPLOYMENT AGREEMENT,
                 GENERAL RELEASE AND CONSULTING AGREEMENT


This Separation of Employment Agreement, General Release and Consulting Agreement (herein "Agreement") is hereby entered into as of this 17th day of July 1997 between AAF-McQuay Inc., its parents, subsidiaries, affiliates, divisions, predecessors, purchasers, assigns, representatives and successors (hereinafter collectively referred to as "the Company") and Barton L. Bailey (hereinafter "Mr. Bailey"), who are collectively referred herein as the "Parties."

WHEREAS, the Parties now desire and agree to forever sever their employment relationship and to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes that do, or could relate thereto or arise out of that relationship or severance thereof, without any admission of liability or finding or admission that any of Mr. Bailey's rights, under any statute, claim or otherwise, were in any
way violated.   In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Separation and Severance

    a.   The Company and Mr. Bailey agree that Mr. Bailey's employment with
         the Company will terminate effective July 31, 1997.   The Company
         agrees that it will pay Mr. Bailey $169,110 as severance pay, in twelve monthly payments of $14,092.50, less all lawful deductions for FICA, Medicare, and Federal State and local taxes, the adequacy of which is hereby acknowledged, commencing on September 1, 1997 and on the 1st day of each consecutive month thereafter until August 1, 1998. This Agreement terminates and supersedes the terms of the "Senior Executive Severance Agreement" executed by Mr. Bailey and the Company on April 26, 1994 including, but not limited to, the provision in Paragraph 1(a)(i) of that Agreement requiring Mr. Bailey to seek comparable employment opportunities over the twelve month period after
         his termination of employment from the Company.   The Company agrees
         that in the even of the death of Mr. Bailey all remaining payments under this paragraph will be paid to his beneficiaries. The Company's obligation to pay these amounts is absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against him or anyone else.

    b. The Company agrees to provide Mr. Bailey his current level of health care benefits, group life insurance and long term disability until
         July 31, 1998 under the terms and conditions that applied to Mr. Bailey immediately prior to his separation of employment from the Company.
         Mr. Bailey recognizes and agrees that for the purposes of the continuation coverage requirements of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, and the group health provisions of any state law, a "qualifying event" and "applicable change in status" occurs on July 31,
         1998.   The Company further agrees to provide Mr. Bailey with
         continuation coverage under its group health plan at Mr. Bailey's expense until February 1, 1999, at which time he will commence participation in the Company's Retiree Medical Group Benefits Plan.
         The benefits under the Company's Retiree Medical Group Benefits Plan will be offered to Mr. Bailey on the same basis as is offered to other retirees.

    c. The Company will provide an outplacement service for a three month period and will compensate Mr. Bailey for the cost of real estate commissions on the sale of his principal residence.

    d. The Company further agrees to retain Mr. Bailey as a consultant for specific projects as may be identified from time to time and as mutually agreed upon.

    e. It is expressly understood that all benefits due Mr. Bailey under the terms of the Executive Salary Continuation Agreement are fully vested and nonforfeitable; that for the purposes of that Agreement, he will be treated as though he had been "terminated, involuntarily without good cause" and had remained in the employ of the Company through an Early Retirement date of February 1, 2003.

    f. Mr. Bailey agrees that portions of the above-described consideration and payments from the Company are over and above that to which he is otherwise entitled and constitutes good and valid consideration.




________________________________               _________________________
Joseph B. Hunter                                Barton L. Bailey
President and Chief Executive Officer,
AAF-McQuay Inc.


                                       2.